EXHIBIT 21.1
DEX ONE CORPORATION
Subsidiaries of the Company as of March 1, 2010

Parent Level:	Dex One Corporation (f/k/a R.H. Donnelley Corporation, f/k/a Dun & Bradstreet Corporation), a Delaware corporation; traded on the New York Stock Exchange as “DEXO”
Tier 1 Subsidiaries:	R.H. Donnelley Inc. (formerly known as The Reuben H. Donnelley Corporation), a Delaware corporation wholly owned by Dex One Corporation. R.H. Donnelley Inc. is registered to do business as Dex.

Dex Media, Inc., a Delaware corporation wholly owned by Dex One Corporation. (Formerly known as Forward Acquisition Corp., formed September 30, 2005 and established to merge with and survive Dex Media, Inc. on January 31, 2006, the public holding company formerly traded on NYSE as “Dex”). Dex Media, Inc. is registered to do business as Dex.

Business.com, Inc., a Delaware corporation wholly owned by Dex One Corporation

Dex One Service, Inc., a Delaware corporation wholly owned by Dex One Corporation

R.H. Donnelley Corporation, a Delaware corporation wholly owned by Dex One Corporation
Tier 2 Subsidiary (100% wholly owned by R.H. Donnelley Inc.):
R.H. Donnelley APIL, Inc., a Delaware corporation
Tier 2 Subsidiaries (each 100% owned by Dex Media, Inc.):
Dex Media East, Inc., a Delaware corporation
Dex Media West, Inc., a Delaware corporation
Tier 3 Subsidiary
Dex Media Service LLC, a Delaware limited liability company (owned 49% by each of Dex Media East, Inc. and Dex Media West, Inc. and 2% by Dex Media. Inc.)